EXHIBIT 99.1


[GRAPHIC OMITTED]                                 Investor Contact: Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                             Phone: 212-838-2061
                                                           Email: agood@swrg.com


                The Smith & Wollensky Restaurant Group Announces
                   September Sales and Opening of Boston Unit

New York, September 30, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced sales for the third quarter and the fiscal month September 2004.

Total consolidated restaurant sales for the third quarter ended September 27, 2004 were approximately $24.5 million, up 6.0% from the third quarter of 2003. Comparable consolidated restaurant sales decreased 2.0% for the quarter. For the fiscal month ended September 27, 2004, total consolidated restaurant sales were approximately $10.0 million, an increase of 2.6% from September 2003. Comparable consolidated restaurant sales decreased 5.7% to $9.2 million, as compared to the $9.7 million for September 2003. Comparable consolidated sales include only units that have been open for 15 months or longer.

Chairman and CEO Alan Stillman said, "September was a challenging month due to extreme weather patterns and conditions that caused our Miami Beach location to close its doors for three weekend nights and our New Orleans store to close for two and a half days, to wait out the recent hurricanes for the safety of our employees and guests. The weather also significantly reduced sales at both locations for the much of the month due to lack of visitors and displacement of residents. Another noteworthy event this month occurred on September 20, when our new Boston unit opened in a beautifully restored landmark building, and it is showing wonderful early promise."

The Republican National Convention held in New York City this fiscal month had a negative impact on owned locations in New York City as many customers were encouraged to avoid Manhattan if they were able to do so.



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The sales volume of initial operations at the new Boston Smith & Wollensky marked the highest single opening week in the Company's history. The restaurant is located at 101 Arlington Street in The Castle at Columbus Avenue.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 18 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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